Exhibit 99.1

BOQI International Medical Announces First Quarter 2021 Financial Results

NEW YORK, May 24, 2021 (GLOBE NEWSWIRE) --  BOQI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”), a leading healthcare products and services provider in China, today announced its financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Financial Highlights

●	Revenues grew by $1.75 million, or by 423%, to $2.17 million for the first quarter of 2021 from $0.41 million in the same period of 2020.

●	Gross profit increased by $0.51 million, or by 620%, to $0.59 million for the first quarter 2021 from $0.08 million in the same period of 2020.

●	Gross margin increased to 27.32% for the first quarter 2021 from 19.84% in the same period of 2020.

	For three months ended March 31
Differences due to rounding	2021	2020	% change
Revenues	$2.17 million	$0.41 million	423%
Gross profit	$0.59 million	$0.08 million	620%
Gross margin	27.32%	19.85%	7.47%
Net loss from continuing operations	$3,290,627	$1,347,234	144%
Net loss attributable to BOQI International Medical Inc.	$3,333,242	$2,194,875	52%

Mr. Tiewei Song, Chief Executive Officer and President of the Company, commented: “We are pleased to see both of our revenues and gross margins continued to be boosted by our expanded business operations and enhanced efficiency during the first quarter of 2021. These improvements support our strategy to build a comprehensive healthcare ecosystem in China with a focus on a high-end gynecology-focused hospital chain through both organic growth and bolt-on acquisition opportunities. We intend to maintain this momentum in order to achieve sustainable profitability and create value for our shareholders.”

Revenues

Revenues for the three months ended March 31, 2021 and 2020 were $2.17 million and $0.41 million, respectively. Compared with the same period in 2020, revenue in the 2021 period increased by $1.75 million, or 423%, mainly due to the increase in sales of wholesale pharmaceuticals of $1.10 million and medical services of $0.70 million.

Revenues from the retail pharmacy segment for the three months ended March 31, 2021 was $0.12 million, generated from 5 retail pharmacy stores in Chongqing.

Revenues from wholesale medical devices segment for the three months ended March 31, 2021 and 2020 were $0.06 million and $0.25 million, respectively. The decrease is mainly due to low demand for medical devices during the first quarter, which is typical because of the long break during the Chinese New Year.

Cost of revenues

Cost of revenues for the three months ended March 31, 2021 and 2020 was $1.58 million and $0.33 million, respectively. The Company recorded an obsolescence loss of $0.03 million with respect to inventories, which was included in the cost of revenues for the three months ended March 31, 2021 compared with an obsolescence loss of $0.30 million for the same period in 2020. The decrease of inventory provision is due to the obsolescence of inventory held for sale by the Boqi pharmacies in Dalian, whose stores suffered from the lockdown policy in effect due to the COVID-19 pandemic.

Gross profit

Gross profit for the three months ended March 31, 2021 and 2020 was $0.59 million and $0.08 million, respectively. For the three months ended March 31, 2021 and 2020, we had a gross margin of 27.32% and 19.85%, respectively. For the three months ended March 31, 2021 and 2020, the gross profit margin of our: (i) retail pharmacy segment were 17.17% in 2021; (ii) wholesale medical devices segment were 52.73% and 19.73%, respectively; (iii) wholesale pharmaceuticals segments were 36.21% and 19.99%, respectively; and (iv) medical services segment was 9.32% for the three months ended March 31, 2021.

Operating expenses

Operating expenses from continuing operations were $3.83 million for the three months ended March 31, 2021 as compared to $1.41 million for the same period in 2020, an increase of $2.43 million or 173%. The increase is primarily attributable to the inclusion of the operating expenses of the medical services segment of appropriately $0.32 million and the Chongqing Guanzan Technology Co., Ltd. (“Guanzan Group”) of approximately $0.51 million, which we acquired in March 2020, and the amortization of the discount relating to the convertible notes issued in 2021 of $1.61 million, and general operating expenses which primarily include legal expenses of $0.28 million and audit fee of $0.15 million and other compliance expense.

Other expenses

For the three months ended March 31, 2021 and 2020, we reported other expenses of $0.03 million and $0.02 million, respectively. Other expenses mainly consisted of interest expense relating to the bank loans of the Guanzan Group, Chongqing Guoyitang Hospital Co., Ltd. (“Guoyitang”) and Chaohu Zhongshan Minimally Invasive Hospital (“Zhongshan”).

The Company completed the acquisitions of Guoyitang and Zhongshan in February, 2021.

Net loss from continuing operation

Net loss from continuing operations was $3.29 million and $1.35 million for the three months ended March 31, 2021 and 2020, respectively. The increase was primarily due to the increase in operating expenses and the other expenses described above.

Net loss attributable to BOQI International Medical Inc.

As a result of the foregoing our net loss attributable to BOQI International Medical Inc. increased by $1.14 million to $3.33 million for the three months ended March 31, 2021 from $2.19 million for the three months ended March 31, 2020.

Cash and working capital

As of March 31, 2021, we had cash of $2.84 million and negative working capital of $0.18 million as compared to cash of $0.14 million and working capital of $9.62 million as of December 31, 2020.

About BOQI International Medical Inc.

BOQI International Medical Inc. was founded in 2006. In February 2019, the Board of Directors of the Company determined to focus on the healthcare industry. The Company is now exclusively a healthcare products and provider, offering a broad range of healthcare products and related services and operates two private hospitals. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of the Coronavirus (COVID-19), the demand for the Company’s products and services in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

Investor Relations Contact:

Janice Wang
EverGreen Consulting Inc.
Email: IR@changqingconsulting.com
Phone: +1 571-464-9470 (from U.S.)
+86 13811768559 (from China)

BOQI INTERNATIONAL MEDICAL, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	March 31	December 31
	2021	2020
ASSETS
CURRENT ASSETS
Cash	$2,830,834	$135,309
Restricted cash	4,590	-
Accounts receivable, net	7,169,691	6,686,552
Advances to suppliers	3,093,935	2,693,325
Amount due from related parties	41,012	-
Inventories, net	3,569,135	735,351
Prepayments and other receivables	4,941,351	14,880,526
Operating lease-right of use assets	46,521	53,425
Total current assets	21,697,069	25,184,488

NON-CURRENT ASSETS
Deferred tax assets	181,451	193,211
Property, plant and equipment, net	1,769,927	910,208
Operating lease-right of use assets	1,572,515	-
Intangible assets-net	13,445	-
Goodwill	24,512,118	6,914,232
Total non-current assets	28,049,456	8,017,651

TOTAL ASSETS	$49,746,525	$33,202,139

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short-term loans	$1,054,510	$904,228
Long-term loans due within one year	496,974	34,201
Convertible promissory notes, net	5,132,530	3,328,447
Accounts payable, trade	10,183,541	5,852,050
Advances from customers	529,279	194,086
Amount due to related parties	791,581	226,514
Taxes payable	60,322	773,649
Other payables and accrued liabilities	4,849,557	4,228,976
Lease liability-current	354,705	23,063
Total current liabilities	23,452,999	15,565,214

Lease liability-non current	1,396,148	22,457
Long-term loans - non-current	425,592	720,997
Total non-current liabilities	1,821,740	743,454

TOTAL LIABILITIES	25,274,739	16,308,668

EQUITY
Common stock, $0.001 par value; 50,000,000 shares authorized; 20,131,488 and 13,254,587 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	20,131	13,254
Additional paid-in capital	37,362,809	26,344,920
Statutory reserves	2,263,857	2,263,857
Accumulated deficit	(16,248,215)	(12,914,973)
Accumulated other comprehensive income	853,795	1,003,392
Total BOQI International Medical Inc.’s equity	24,252,377	16,710,450

NON-CONTROLLING INTERESTS	219,409	183,021

Total equity	24,471,786	16,893,471

Total liabilities and equity	$49,746,525	$33,202,139

BOQI INTERNATIONAL MEDICAL, INC. AND ITS SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE GAIN/LOSS
(UNAUDITED)

	For three months ended March 31
	2021	2020
REVENUES	2,168,004	414,584

COST OF REVENUES	1,575,743	332,299

GROSS PROFIT(LOSS)	592,261	82,285

OPERATING EXPENSES:
Sales and marketing	452,636	41,070
General and administrative	3,380,014	1,364,952
Total operating expenses	3,832,650	1,406,022

LOSS FROM OPERATIONS	(3,240,389)	(1,323,737)

OTHER INCOME (EXPENSE)
Interest expense	44,355	21,684
Other (income)/ expense	(12,865)	545
Total other income (expense), net	(31,490)	(22,229)

LOSS BEFORE INCOME TAXES	(3,271,879)	(1,345,966)

PROVISION FOR INCOME TAXES	18,748	1,268

NET LOSS FROM CONTINUING OPERATIONS	(3,290,627)	(1,347,234)

DISCONTINUED OPERATIONS
Income/(loss) from operations of discontinued operations	-	(854,957)

NET LOSS	(3,290,627)	(2,202,191)
Less: net income (loss) attributable to non-controlling interest	42,615	(7,316)
NET LOSS ATTRIBUTABLE TO BOQI INTERATIONAL MEDICAL INC.	$(3,333,242)	$(2,194,875)

OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustment	(149,597)	(120,201)

TOTAL COMPREHENSIVE LOSS	(3,440,224)	(2,322,392)
Less: comprehensive loss attributable to non-controlling interests	(10,886)	(4,935)
COMPREHENSIVE LOSS ATTRIBUTABLE TO BOQI INTERNATIONAL MEDICAL INC.	$(3,429,338)	$(2,317,457)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic and diluted	16,693,038	9,271,641

INCOME (LOSS) PER SHARE
Continuing operation-Basic and diluted	$(0.20)	$(0.15)
Discontinued operation-Basic and diluted	$-	$(0.09)
Basic and diluted	$(0.20)	$(0.24)

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